Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-143652, 333-61876, 333-153228 and 333-160100) pertaining to the 2000 Long-Term Incentive Plan, and certain warrants of RadNet, Inc. of our report dated December 17, 2010, relating to the consolidated financial statements of Image Medical Corporation and subsidiaries for the year ended December 31, 2009 appearing in this Current Report on Form 8-K/A dated December 17, 2010.

/s/ ERNST & YOUNG LLP

Los Angeles, California
December 17, 2010